Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated January 15, 2015 and is effective as of January 1, 2016 (“Effective Date”), is by and between Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), and Richard Pawlowski (“Executive”).

WHEREAS, the Company desires to continue to employ the Executive in his current position as Chief Financial Officer of the Company (“CFO”) during the Term (as defined below) and the Executive desires to continue to be employed by the Company as CFO on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

1. Term. Subject to the terms and conditions set forth herein, the term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 5 of this Agreement, continuing until the close of business on December 31, 2016 (the “Term”).

2. Duties; Services. During the Term, Executive agrees to continue to serve as CFO of the Company and shall render his duties as CFO in a manner that is consistent with past practice, with Executive’s position within the Company and as assigned by the Company’s Chief Executive Officer (“CEO”) and its Board of Directors (the “Board”).

3. Compensation; Benefits. For the duties and services rendered hereunder by Executive, and the promises and covenants made by Executive herein, the Company shall pay compensation to Executive as follows.

(a) Benefits. During the Term, the Company shall continue to provide to Executive the benefits set forth in the sections entitled “Health and Welfare Benefits”, “Meal Reimbursement” and “Paid Time Off” of the offer letter entered into by the Company and the Executive on May 19, 2014 (the “Offer Letter”).

(b) Base Salary. During the Term, the Company shall pay to Executive the sum of TWENTY THOUSAND DOLLARS ($20,000) as a monthly salary (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.

(c) Bonus. The Executive shall be eligible to receive a bonus of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) (the “Milestone Bonus”) payable in three equal installments based upon Executive’s achievement of the three tranches of milestones set forth on Exhibit A hereto (collectively, the “Milestones”). If the Company believes in its reasonable discretion that the Milestones should be amended to include additional material items, the Milestones shall be amended so long the Executive consents to such amendment, such consent not to be unreasonably withheld. If Executive has not (i) terminated his employment with the Company other than for Good Reason, or (ii) been terminated by the Company for Cause, Death or Disability on or prior to January 8, 2016, he shall have earned and achieved the first tranche of the Milestones and shall be paid the first installment of the Milestone Bonus on January 8, 2016. The second tranche of the Milestones must be achieved on or before March 15, 2016 and the third tranche of the Milestones must be achieved on or before April 1, 2016. The date by which each tranche of Milestones must be achieved shall hereinafter be referred to as a “Milestone Achievement Date”. The Executive shall not be eligible to receive the third installment of the Milestone Bonus unless the second tranche of the Milestones has been achieved by the March 15, 2016 Milestone Achievement Date. The achievement of each tranche of the Milestones will be determined by the Board in the context of the criteria listed in Exhibit A hereto in its reasonable discretion to be exercised in good faith. If timely achieved, the second and third installments of the Milestone Bonus shall be paid within two (2) business days of the applicable Milestone Achievement Date. In addition, Executive shall be eligible to receive a discretionary annual bonus which, if any, shall be determined by the Board in its sole discretion.

(d) Equity Grants. Subject to the conditions set forth below, the Company shall grant to Executive stock options (the “Options”) exercisable for 6,000 shares of the Company’s common stock (“Common Stock”). The Options shall be granted pursuant to and governed by the terms of the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), and evidenced by a separate stock option agreement between Executive and the Company (the “Option Agreement”). The exercise price of the Options shall be no less than the fair market value of the shares of Common Stock on the date of grant, as determined in good faith by the Board. Subject to the Executive remaining continuously employed by the Company as its CFO on each vesting date (“Continuous Service Status”), the Options shall vest in three (3) equal installments of 2,000 options shares upon the Executive achieving each of the Three Milestones by each of their Milestone Achievement Dates. Notwithstanding anything to the contrary set forth in the Plan, the Options shall have the following terms:

(i) In the event of a Corporate Transaction (as defined in the Plan), at the option of the Board in its sole discretion, Executive shall exercise the Options or such failure to exercise will result in the Options terminating immediately prior to such Corporate Transaction;

(ii) In the event of a Corporate Transaction, in exchange for the termination of the Options, the Board in its sole discretion may make a cash payment to Executive in an amount equal to the product obtained by multiplying (x) the amount (if any) by which the transaction proceeds per share exceed the exercise price per share covered by the Option times (y) the number of shares of Common Stock covered by the Option;

(iii) Subject to subsection (iv) below, the Options shall expire on April 1, 2017; and

(iv) All unvested Options shall terminate immediately after the earlier of (i) the third Milestone Achievement Date and (ii) the termination or expiration of Executive’s employment with the Company.

(d) Withholdings. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

4. Restrictive Covenants.

(a) Confidentiality; Intellectual Property; Company Policies. The provisions of the Offer Letter entitled “Confidentiality,” “Intellectual Property” and “Company Policies” shall continue to remain in effect during the Term and the provisions entitled “Confidentiality” shall survive the termination of the Term and the termination of Executive’s employment with the Company.

(b) Non-Solicitation. During the Term and for a period of eighteen (18) months thereafter, Executive shall not, whether for his own benefit or that of any other individual, partnership, firm, corporation, or other business organization, directly or indirectly: (i) solicit or attempt to induce any employee of the Company or any of its subsidiaries (an “Employee”) to leave his/her employment with the Company or in any way interfere with the relationship between or among the Company and any Employee; (ii) hire any person who was an Employee at any time during the Term, (iii) induce or attempt to induce any supplier, licensee, franchisee or other business relation of the Company (collectively, the “Partners”) to limit or reduce his, her or its relationship with the Company or (iv) make any negative or disparaging statements or communications regarding the Company, any of its current or former directors, stockholders, officers, Employees or Partners (collectively, “Soliciting”).

(c) Non-Disparagement.

(i) By the Executive. Other than in connection with a breach or an alleged breach of this Agreement or unless otherwise required by applicable law, including but not limited to press releases, conference calls with investors, analysts or otherwise, during the Term and thereafter, Executive agrees to take no action (including making negative or disparaging statements or communications) which is intended, or would reasonably be expected, to harm the Company or any of its current or former employees, officers, directors, shareholders, or its suppliers, licensees, franchisees, customers or other business relation of the Company or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company, any of its current or former employees, officers, directors, shareholders, or its suppliers, licensees, franchisees, customers or other business relation of the Company.

(ii) By the Company. Other than in connection with a breach or an alleged breach of this Agreement or unless otherwise required by applicable law, including but not limited to press releases, conference calls with investors, analysts or otherwise, during the Term and thereafter, the Company agrees to take no action

(including make negative or disparaging statements or communications) which is intended, or would reasonably be expected, to harm the Executive or his reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Executive.

(d) Equitable Relief. A breach of or threatened breach by any party of the provisions of this Section 4 or by the Executive of the last sentence of Section 2(b) will cause the other party irreparable injury that money damages will not provide an adequate remedy for and, therefore, non-breaching party will be entitled to an injunction restraining the breaching party from violating these covenants and payment by the breaching party of the expenses of obtaining and enforcing such relief. No bond or other security will be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.

(e) Time in Office. Executive shall spend an average of three (3) days of each week working on-site at the Company’s headquarters in Minnetonka, Minnesota, and shall spend the balance of each week working remotely. For the avoidance of doubt, should Executive be required to attend to Company matters that are not being held on-site at the Company’s headquarters (for example, meetings with the Company’s lenders held at the lenders’ offices) then that time shall qualify as if the Executive was on-site; provided however that the Executive agrees that during periods when, due to the material events that require his attention are going on at the Company he will spend such time as is necessary (up to five (5) days a week on site) as reasonably agreed between Executive and the Company.

5. Termination; Severance Payments; Etc.

(a) At-Will Employment. Executive and the Company agree that Executive’s employment is at-will and that, subject to Section 5(d) below, either Executive or the Company may terminate Executive’s employment, at any time, with or without any cause, with no prior notice; provided however that each party shall remain bound by the terms and provisions of this Agreement that survive the termination in accordance with Section 5(d).

(b) Termination By Company Without Cause; Accrued Obligations.

(i) If Executive’s employment with the Company is terminated by the Company other than for Cause, death or Disability (as defined below), so long as Executive has signed (and at no time revokes) a Release Agreement (as defined below), then, subject to Executive continuing to fulfill his obligations under Section 5 hereof, Executive shall be entitled to receive within two (2) business days all remaining amounts otherwise payable pursuant to Section 3 hereof, as if all Milestones have been achieved and as if Executive had remained employed through April 1, 2015. The payments made or payable to Executive under this Section 5(b)(i) shall be hereinafter referred to as the “Severance Payments”.

(ii) In the case of Executive’s death or Disability, the Company shall pay Executive, or, his estate, if applicable, (A) any portion of the Base Salary that has accrued but not been paid through the date of such termination, and (B) all accrued vacation, expense and housing reimbursements due to Executive through the date of termination (if any) (collectively the “Accrued Obligations”).

(c) Definitions.

(i) As used herein, “Cause” for the Company to terminate this Agreement shall mean: (1) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere, to a felony, a misdemeanor involving fraud or dishonesty, or any crime involving moral turpitude, (2) an act of willful dishonesty of Executive in connection with his responsibilities hereunder or in connection with his position at the Company, (3) an act or omission by Executive that constitutes willful misconduct or gross negligence in the performance of Executive’s duties, (4) any breach by Executive of this Agreement, (5) Executive’s repeated and unexplained or unjustified absence from the Company, or (6) Executive’s failure to substantially perform his duties (consistent with his past practice) or comply with any written reasonable directive from the Board, and, if such failure is curable, failure to cure such failure within ten (10) days after receipt of written notice thereof, which, for the avoidance of doubt, shall include the failure to meet any of the Milestones by Milestone Achievement Date of such Milestone.

(ii) As used herein, “Disability” means Executive being unable to perform the principal functions of his duties in a reasonable manner (with any appropriate reasonable accommodation(s)) due to a physical or mental disability). The determination of whether Executive has a Disability will be determined by the Company.

(d) Termination Process. Either party may terminate this Agreement during the Term; provided, however, that if such termination is by the Company for Cause, the Company shall give the Executive a written notice providing reasonable notice and detail of the alleged Cause, and, if such Cause is curable, the Executive shall have twenty-one (21) days following such notice to cure such Cause; provided further however, if the termination is by the Executive, the Executive shall give the Company fifteen (15) days prior notice of his termination. Notwithstanding the foregoing, the Company shall not be required to give Executive the right to cure any act of Cause as set forth in Sections 6(c)(i)(1), (2), (3) or (6). If the Company terminates Executive’s employment for Cause, it shall have no liability to Executive other than to pay him the Accrued Obligations.

6. Representations; Covenants.

(a) Representations. Executive further acknowledges and agrees that he has carefully read this Agreement and that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement and fully understands it and that he has been provided an opportunity to seek the advice of legal counsel of his choice before signing this Agreement. Executive is executing this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever. Executive hereby represents that Executive is not subject to any other agreement that Executive will violate by working with the Company or in the position for which the Company has hired Executive. Further, Executive represents that no conflict of interest or a breach of Executive’s fiduciary duties will result by working with and performing duties for the Company.

(b) Cooperation. Executive agrees to promptly cooperate with and assist the Company in connection with any claim made or threatened against the Company, the Executive or any of its affiliates (each, a “Matter”), including (i) providing to the Company any reasonably requested documentation or information which is available to Executive, and (ii) at the reasonable request of the Company, making yourself available for (whether telephonically or, if required, in person) for claim related events, including but not limited to, meetings with counsel, depositions and court appearances. The Company shall reimburse the Executive for his reasonable expenses incurred by him in connection therewith and, unless the Matter arises from or is related to Executive’s gross negligence or willful misconduct, pay Executive $75 per hours for his time under this Section 6 for twelve months after the termination of this Agreement, unless otherwise provided by applicable law. Executive shall submit invoices describing in reasonable detail the expenses incurred and the time spent, providing such backup documentation as the Company shall reasonably request.

(c) Company Property. At the conclusion of Executive’s employment, Executive will return all keys to the Company’s offices and buildings, and any other Company property in Executive’s possession, to Adam Wright or his designee. Executive further agrees to conduct a thorough search of his office, home and other areas in his control, and to return to the CEO or his designee no later than the end of his employment, any and all Company documents, whether in hard copy or electronic form, that Executive locates as a result of that search. Executive agrees to cooperate with any and all requests by the Company for information systems passwords, including computer user name password, or other business operations information known to Executive. Executive also agrees to provide the CEO or his designee with any and all vendor and employee contact information he obtained during his employment with the Company, including email addresses.

7. Mutual Releases.

(a) Following the end of Executive’s employment with the Company, unless the Executive provides the Company with an Acknowledgement and Agreement in the form attached hereto as Exhibit B, signed and dated no earlier than the last day of Executive’s employment all of the Executive’s Options granted under this Agreement shall terminate and Executive’s right to any unpaid Milestone Bonus and to the Severance Payments, if any, shall terminate. Executive agrees that Executive would not otherwise be entitled to the Milestone Bonus, the Options or the Severance Payments, if any, or the Company’s release of any claims against Executive. In exchange for that consideration, except for the duties and obligations of the Company to indemnify and hold harmless Executive against and from any claims arising under or concerning the performance of his duties as Chief Financial Officer of the Company to the fullest extent provided by applicable law and applicable agreements, Executive agrees to and by signing this Agreement hereby does release and discharge the Company, its current and former affiliated entities, and the current and former shareholders, officers, employees, agents, insurers and attorneys of the Company and of its current and former affiliated entities (the foregoing, collectively, the “Company Releasees”), from any and all claims, demands, actions, or liabilities which Executive may have had, may now have, or may hereafter claim to have through the date of this Agreement, whether known or unknown, contingent or otherwise, at law or in equity, including but without limitation, any claim relating in any way to his employment with and separation from the Company, all compensation and benefits relating to his employment; any claim of discrimination based on his age, race, color, religion, sex, national origin, or disability, if any; any claim that the Company has violated any federal, state or local statute, regulation, or ordinance with respect to his employment or the separation from employment. This release includes, but is not limited to, all claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Minnesota Human Rights Act; the Minnesota wage-hour and wage-payment laws; the Minnesota Whistleblower Act; Minnesota School Leave laws; and the Minnesota Anti-Retaliation statute (the foregoing, collectively, “Claims”). Executive hereby agrees that the releases set forth in this Section 7(a) is a general release and Executive waives and assumes the risk of any and all claims for damages which exist as of this date but of which he does not know, whether through ignorance, error, oversight, negligence, or otherwise, and which, if known, would materially affect his decision to enter this Agreement. Executive understands this Agreement is a knowing and voluntary waiver of Claims against the Company Releasees. The parties acknowledge that the releases set forth in this Section 7 and in the Acknowledgement and Agreement set forth on Exhibit B are not intended to release any obligations of the Company to the Executive arising under the Option Agreement or under any other option agreement entered into between the Company granted by the Company to the Executive.

(b) The Company agrees that, in exchange for Executive entering into the Agreement, including Executive’s release of claims set forth in Section 7(a), the Company agrees to and by signing this Agreement hereby does release and discharge Executive from any and all claims, demands, actions, or liabilities about which the Company knows or reasonably should know, and which the Company may have had, may now have, or may hereafter claim to have through the date of this Agreement, whether contingent or otherwise, at law or in equity, including but without limitation, any claim relating in any way to Executive’s employment with and separation from the Company.

(c) Nothing contained in this Agreement shall be construed as an admission or evidence of wrongdoing of any kind. The releases set forth in this Section 7 do not release any claims based on acts or omissions which occur after the date of the execution of this Agreement. This Agreement does not prevent Executive from filing or cooperating in a federal or state administrative agency claim against the Company; provided however, in any such matter Executive agrees he is not entitled to, and will not to seek or accept, any individual remedy.

8. Termination of Severance Agreement. In consideration for entering into this Agreement, Executive and the Company hereby terminate in all respects, effective immediately, that certain Severance Agreement, dated August 17, 2015 by and between Executive and the Company.

9. Miscellaneous.

(a) Notices. Any notice hereunder (i) will be in writing, (ii) will be sent by certified mail, return receipt requested, by hand delivery (against a signed receipt), or by reputable overnight delivery service which can certify actual delivery, or by e-mail, in each case at the addresses set forth below and (iii) will be effective upon receipt:

If to the Company:

12701 Whitewater Drive, Suite 200

Minnetonka, MN 55343

Attn: Chief Executive Officer

If to the Executive:

24 Oak Creek Lane

San Carlos, CA 94070

Email: richardpawlowski@hotmail.com

or to the address set forth above or to Executive’s most recent residential address known by the Company or any other address Executive may provide to the Company in writing.

(b) Amendments; Waivers; Etc. Except as set for specifically in Section 3(c), this Agreement may not be altered, amended or modified in any manner except by written amendment executed by the all the parties hereto that specifically states that they intended to alter, amend or modify this Agreement. No provision of this Agreement may be waived by any party hereto except by written waiver executed by the waiving party that specifically states that it intends to waive a right hereunder. Any such waiver, alteration, amendment or modification shall be effective only in the specific instance and for the specific purpose for which it was given. No remedy herein conferred upon or reserved by a party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement and now or hereafter existing at law or in equity.

(c) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to the principle of the conflict of laws. Any dispute arising in connection with this Agreement may be adjudicated by binding arbitration pursuant to the rules of the American Arbitration Association, before a single arbitrator in Minneapolis, Minnesota except that the foregoing shall not preclude the Company or Executive from enforcing the award of the arbitrators, or seeking an injunction pending arbitration in the event of a claimed breach of any confidentiality or non-solicitation obligation, in a state or Federal Court located in the State of Minnesota, and each of the parties hereto consent to the jurisdiction of such Courts. The prevailing party in any action or proceeding with respect to this Agreement or the transactions contemplated hereby will be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder are assignable by Executive.

(e) Complete Agreement; Severability. This Agreement, and the provisions of the Offer Letter referenced in Subsection 5(a), constitute the entire agreement by and between the parties with respect to the subject matter contained herein and supersede all prior agreements or understandings, oral or written, with respect to the subject matter contained herein. If any term or provision of this Agreement should be held unenforceable in the jurisdiction in which either party seeks enforcement of the contract, it will be construed as if not containing the invalid provision or provisions, and the remaining portions or provisions will govern the rights and obligations of the parties.

(f) Survival. The rights and obligations under Sections 4, 5, 6, 7, 8 and 9 will survive the termination or expiration of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

FAMOUS DAVE’S OF AMERICA, INC.		EXECUTIVE:

By:	/s/ Adam Wright	/s/ Richard Pawlowski
Name:	Adam Wright	RICHARD PAWLOWSKI
Title:	Chief Executive Officer

Exhibit A

Milestone 1

Milestone Achievement Date – January 8, 2016:

1.	Executive shall not (i) have terminated his employment with the Company other than for Good Reason, or (ii) have been terminated by the Company for Cause, Death or Disability on or prior to January 8, 2016.

Milestone 2

Milestone Achievement Date - March 15, 2016:

1.	Executive shall not (i) have terminated his employment with the Company other than for Good Reason, or (ii) have been terminated by the Company for Cause, Death or Disability on or prior to March 15, 2016.

2.	The completion of the Company’s 2015 audit and the filing of the Company’s Annual Report on Form 10-K is filed with the Securities and Exchange Commission, in each case with no material weaknesses (as defined in accordance with GAAP);

3.	Statutory/Regulatory/BOD: 2015 Board meeting materials in substantially the same format as Q3 2015 finance presentation on or before February 15, 2016; and

4.	Franchise: Support of the preparation of materials for/attendance at Annual Franchise Conference in March. Materials must be prepared before February 25, 2016

Milestone 3

Milestone Achievement Date - April 1, 2016:

1.	Executive shall not (i) have terminated his employment with the Company other than for Good Reason, or (ii) have been terminated by the Company for Cause, Death or Disability on or prior to April 1, 2016; and

2.	Statutory/Regulatory/BOD: The preparation, completion and delivery of the following:

a.	Proxy statement for the 2016 annual meeting before April 1, 2016;

b.	Updated and filed 2016 Franchise Disclosure Document on before April 1, 2016;

c.	Support materials for earnings release and conference call;

d.	Audit Support including:

i.	Assessment of Enterprise Risk Management

ii.	Review of the Company’s internal controls; and

iii.	Review of Internal Technology Governance.

Exhibit B

ACKNOWLEDGMENT AND AGREEMENT

I previously executed an Employment Agreement with Famous Dave’s of America, Inc. the “Company”). I have now completed my employment with the Company. Except with respect to any obligations of the Company to indemnify me and hold me harmless from any and all claims made against me in my capacity as Chief Financial Officer of the Company, under applicable law and the applicable agreements of the Company, I hereby agree and acknowledge that I have no claims, demands or actions against the Company or any of its current or former affiliated entities, or against any of the current or former shareholders, officers, employees, agents, insurers and attorneys of the Company and of its current and former affiliated entities. I ask that the release of claims in the Employment Agreement be interpreted as if it were signed this date. I am signing this Acknowledgment and Agreement voluntarily and without coercion by anyone.

Richard Pawlowski	Date